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                                               EXHIBIT 2.3 CENTURY ALUMINUM 8-K

                       MOLTEN ALUMINUM PURCHASE AGREEMENT

                  THIS MOLTEN ALUMINUM PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of September 20, 1999 ("EFFECTIVE DATE"), by and between CENTURY ALUMINUM OF WEST VIRGINIA, INC., a Delaware corporation ("SELLER"), and PECHINEY ROLLED PRODUCTS, LLC, a Delaware limited liability company ("BUYER").

                                    RECITALS

                  A. Seller has sold to Buyer the assets consisting of an aluminum rolling mill (the "ROLLING MILL") and cast house (the "CAST HOUSE") located in Ravenswood, West Virginia (the Rolling Mill and the Cast House together being the "FABRICATION PLANT").

                  B. Seller produces molten primary aluminum at the aluminum reduction plant located adjacent to the Fabrication Plant in Ravenswood, West Virginia (the "REDUCTION PLANT").

                  C. Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller certain quantities of Molten Aluminum (as hereinafter defined) produced at the Reduction Plant.

                  NOW, THEREFORE, the Parties, intending to be legally bound by this Agreement, agree as follows:

     1.       DEFINITIONS.

                  1.1. DEFINED TERMS. For purposes of this Agreement each of the following terms shall have the meaning specified below and may be used in the plural or singular form.

                  "AFFILIATE" of any person or entity shall mean any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling",


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"controlled by", and "under common control with") as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity.

                  "ANNUAL FORECAST" shall have the meaning set forth in Section 2.2.

                  "APPLICABLE LAWS" shall mean any or all of the following to the extent applicable in the context:

                  (i) federal, state, county and municipal or other local laws, codes, rules and regulations;

                  (ii) judgments, decrees, writs and injunctions of any court, arbitration panel, arbitrator or Regulatory Authority; and

                  (iii) orders, licenses, permits, directives or other actions of any Regulatory Authority.

                  "BANKRUPTCY LAWS" shall have the meaning specified in Section 12.2.

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York City are required or permitted by law to close.

                  "CAST HOUSE" shall have the meaning set forth in Recital A hereof.

                  "CASTING CHARGE" shall have the meaning set forth in Section
8.2

                  "CENTURY INDEMNITEES" shall have the meaning set forth in
Section 15.7.

                  "DELIVERY POINT" shall have the meaning set forth in Section 3.1.

                  "DOLLARS" and "$" shall mean the legal currency of the United States of America.

                  "EXCESS METAL" shall have the meaning set forth in Section
8.1.

                  "FABRICATION PLANT" shall have the meaning set forth in Recital A hereof.

                  "FACILITY" shall mean the Reduction Plant and the Fabrication Plant.


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                  "FORCE MAJEURE" shall have the meaning specified in Section
13.1.

                  "FORCE MAJEURE PARTY" shall have the meaning specified in
Section 13.2.

                  "HIGH IRON ALUMINUM" shall mean unalloyed molten primary aluminum metal having an iron content greater than 0.50% but a monthly average iron content of 1% or less and otherwise meeting the Molten Aluminum Specifications.

                  "LIEN" shall mean any mortgage, pledge, lien, charge, encumbrance, lease, security interest or claim.

                  "MAXIMUM QUANTITY" shall have the meaning set forth in Section 2.1.

                  "MINIMUM QUANTITY" shall have the meaning set forth in Section 2.1.

                  "MOLTEN ALUMINUM" shall mean unalloyed molten primary aluminum metal conforming to the Molten Aluminum Specifications.

                  "MOLTEN ALUMINUM PRICE" shall have the meaning set forth in
Section 6(a).

                  "MOLTEN ALUMINUM SPECIFICATIONS" shall mean the specifications set forth in Section 1 of Exhibit C hereto.

                  "MONTH" shall mean a calendar month.

                  "MONTHLY DECLARATION" shall have the meaning set forth in
Section 2.3.

                  "MONTHLY QUANTITY" shall mean the quantity of Molten Aluminum to be delivered during a Month, as specified in the Monthly Declaration delivered with respect to such Month in accordance with Section 2.3.

                  "NON-TERMINATING PARTY" shall have the meaning set forth in
Section 12.2.

                  "NOTICES" shall have the meaning specified in Section 15.10.


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                  "P4050" shall mean unalloyed primary molten aluminum metal with an iron content greater than 0.30% but less than 0.50% and with silicon content not greater than 0.40%, and otherwise meeting the Molten Aluminum Specifications.

                  "PECHINEY INDEMNITEES" shall have the meaning set forth in
Section 15.6.

                  "POUND" shall mean a unit of weight equal to sixteen ounces avoirdupois.

                  "POWER CONTRACT" shall mean Seller's existing contract for the supply of electric power, dated July 1, 1996, between Seller and American Electric Power (f.k.a. OPC Power Company) which expires on July 31, 2003.

                  "QUALITY SHORTFALL" shall have the meaning set forth in
Section 3.2(b).

                  "QUARTERLY FORECAST" shall have the meaning set forth in
Section 2.2.

                  "RECEIVING PARTY" shall have the meaning specified in Section 13.2.

                  "REDUCTION PLANT" shall have the meaning set forth in Recital B hereof.

                  "REGULATORY AUTHORITY" shall mean any federal, state, municipal, local or other governmental department, commission, board, agency, taxing authority, possession, territory or instrumentality.

                  "ROLLING MILL" shall have the meaning set forth in Recital A hereof.

                  "SOW" shall mean unalloyed primary aluminum metal in sow form conforming to the Sow Specifications.

                  "SOW DELIVERY POINT" shall have the meaning set forth in
Section 8.4.

                  "SOW SPECIFICATIONS" shall have the meaning set forth in Exhibit D.

                  "TAC" or "TAC SYSTEM" shall mean the patented equipment designed for treatment of molten primary aluminum in crucible.

                  "TERMINATING PARTY" shall have the meaning specified in
Section 12.2.


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     1.2. GENERAL PROVISIONS. In this Agreement, unless the context otherwise requires:

                  1.2.1. References to a Section, Schedule or Exhibit not otherwise identified in this Agreement shall be construed as references to that specified Section of, or that Exhibit or Schedule to, this Agreement.

                  1.2.2. References to a document (including this Agreement), or to any particular provision of a document, shall be construed as references to that document or provision as amended or supplemented from time to time.

     2. SALE AND PURCHASE; FORECASTS.

                  2.1. OBLIGATION TO PURCHASE AND SELL. Subject to the provisions of this Section 2 and, to the extent applicable, Section 12.1, Buyer shall purchase from Seller and Seller shall sell to Buyer a minimum of [Confidential Information filed separately with the SEC] Pounds of Molten Aluminum per Month ("MINIMUM QUANTITY") and a maximum of [Confidential Information filed separately with the SEC] Pounds of Molten Aluminum per Month ("MAXIMUM QUANTITY"). Seller shall make deliveries of the Monthly Quantity for each Month in approximately even daily amounts. It is understood that the Minimum Quantity and the Maximum Quantity as stated above have been fixed on the basis of a Month consisting of thirty (30) days and that such amounts are to be adjusted pro rata in respect of any Month consisting of more or fewer days.

                  2.2. ANNUAL AND QUARTERLY FORECASTS. Between October 1 and October 15th of each calendar year, Buyer shall deliver to Seller a non-binding, good faith written forecast of Buyer's requirements for Molten Aluminum at the Fabrication Plant during each Month of the immediately following calendar year (the "ANNUAL FORECAST"). No later than forty-five (45)


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days prior to the first day of each calendar quarter, Buyer shall deliver to
Seller a revised forecast of Buyer's requirements for Molten Aluminum (the "QUARTERLY FORECAST") for each Month of such calendar quarter. The quantity forecast for each Month in the Quarterly Forecast shall not be less than the Minimum Quantity or more than the Maximum Quantity.

                  2.3. MONTHLY DECLARATION. Within the last five (5) days of each Month, Buyer shall deliver to Seller in writing a declaration (the "MONTHLY DECLARATION") of the quantity of Molten Aluminum which it will purchase from Seller during the Month beginning on the first day of the second Month immediately following the Month in which the Monthly Declaration is required to be delivered. (Example: the Monthly Declaration delivered within the last five
(5) days of December will fix the quantity for the following February.) The quantity fixed in a Monthly Declaration shall not (i) vary by more than two percent (2%) from the quantity forecast for such Month in the Quarterly Forecast, or (ii) be less than the Minimum Quantity or more than the Maximum Quantity. Once delivered to Seller, each Monthly Declaration shall be final and binding upon the parties as to the quantities specified therein for the applicable Month.

                  2.4. INITIAL FORECASTS. The Monthly Declarations for the Months of September and October, 1999 are attached as Exhibit A hereto. The Quarterly Forecast for the calendar quarter ending December 31, 1999 is attached as Exhibit B hereto.

     3. DELIVERY.

                  3.1. QUANTITY MAKEUP.   (a) If at the end of a Month Buyer
shall determine that Seller has failed to deliver to Buyer the Monthly Quantity required to be delivered for such Month, Buyer shall so notify Seller within five (5) Business Days following the end of such Month, by notice ("BUYER'S NOTICE") given in writing to the Reduction Plant manager, with a copy to Seller, and, within twenty-four (24) hours of receipt of Buyer's Notice, Seller shall give


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notice ("SELLER'S NOTICE") in writing to the Fabrication Plant manager, with a copy to Buyer, as to whether or not Seller shall remedy such shortfall by delivering Sows cast for Seller pursuant to Section 8. Buyer's Notice hereunder shall specify the amount by which the Molten Aluminum delivered by Buyer during the relevant Month is less than the Monthly Quantity for such Month. If Seller shall so elect, Seller shall deliver Sows from Seller's inventory, sufficient on a Pound for Pound basis to remedy such shortfall, within five (5) days of delivery of Seller's Notice.

                  (b) To the extent that (i) Seller shall not elect to remedy a quantity shortfall by delivery of Sows pursuant to Section 3.1(a) above or shall have failed to deliver Seller's Notice as specified therein, and (ii) the total quantity of Molten Aluminum and/or Sows delivered by Seller to Buyer during such Month is less than ninety-eight percent (98%) in amount of the Monthly Quantity for such Month, then Seller shall indemnify Buyer in an amount equal to the product of (x) [Confidential Information filed separately with the SEC] and (y) the amount in Pounds by which the total quantity of Molten Aluminum and/or Sows delivered by Seller to Buyer during such Month is less than the Monthly Quantity for such Month. Such indemnity shall be payable irrespective of any amounts of molten or solid aluminum effectively purchased by Buyer from third parties to compensate for such shortfall. The indemnity payable hereunder shall be deducted from the amount that is to be paid by Buyer to Seller with respect to the relevant Month, as provided in Section 7.2 (or, in the event that the amount payable by Seller to Buyer shall be in excess of the amount payable by Buyer to Seller with respect to such Month, then Seller shall pay to Buyer the balance thereof not later than the fifteenth (15th) day of the Month immediately following the Month in which the quantity shortfall occurred).

                  3.2. SELLER'S INDEMNITY FOR QUALITY SHORTFALL. (a) If, at any time during a Month or to the extent practicable within one (1) day, but in no event more than three (3) Business



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Days, following the end of such Month, Buyer determines that molten primary aluminum delivered by Seller to Buyer during such Month will not meet or has not met the Molten Aluminum Specifications, and such failure to meet the Molten Aluminum Specifications will result or has resulted in a Quality Shortfall (as hereinafter defined), then Buyer shall so notify Seller promptly upon such determination and, to the extent practicable within one (1) day, but in no event more than three (3) Business Days, following the end of such Month, by notice ("BUYER'S QUALITY SHORTFALL NOTICE") given in writing to the Reduction Plant manager, with a copy to Seller. Within twenty-four (24) hours of receipt of Buyer's Quality Shortfall Notice, Seller and Buyer shall confer, in good faith, to determine the least cost solution to remedy such Quality Shortfall. In the event that Seller and Buyer shall so agree on such least cost solution, then such solution shall be utilized to remedy the Quality Shortfall and Seller shall indemnify Buyer for the cost thereof, provided that in no event shall such cost be in excess of the Shortfall Penalty which would otherwise be payable in respect of such Quality Shortfall. In the event that Seller and Buyer shall fail to agree on such least cost solution within such twenty-four (24) hour period, then no later than five (5) days following receipt of Buyer's Quality Shortfall Notice, Seller shall give notice ("SELLER'S QUALITY SHORTFALL NOTICE") to Buyer in writing as to whether it shall (i) compensate for such Quality Shortfall by delivery of Sows or (ii) pay the Shortfall Penalty, as determined in accordance with Section 3.2(b) below. The amount payable by Seller to Buyer with respect to the least cost solution utilized to remedy a Quality Shortfall or for a Shortfall Penalty, as the case may be, shall be deducted from the amount that is to be paid by Buyer to Seller with respect to the relevant Month, as provided in
Section 7.2 (or, in the event that the amount payable by Seller to Buyer shall be in excess of the amount payable by Buyer to Seller with respect to such Month, then Seller shall pay to Buyer the balance thereof not later



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than the fifteenth (15th) day of the Month immediately following the Month in which the Quality Shortfall occurred).

                  (b) To the extent that a Quality Shortfall is not remedied by utilization of the least cost solution determined by Seller and Buyer as specified in Section 3.2(a) or by delivery of Sows, Seller shall indemnify Buyer in an amount equal to the product of (x) [Confidential Information filed separately with the SEC] and (y) the amount of the remaining Quality Shortfall, in Pounds (the "SHORTFALL PENALTY").

                  (c) For purposes of this Section 3.2, a "QUALITY SHORTFALL" shall mean the quantity expressed in Pounds by which the amount of Molten Aluminum delivered by Seller to Buyer during such Month is less than the Monthly Quantity with respect to such Month by virtue of the delivery by Seller to Buyer of molten primary aluminum which failed to meet the Molten Aluminum Specifications. For purposes of calculation of a Shortfall Penalty in accordance with Section 3.2(b), the Quality Shortfall for the relevant Month shall not include any amounts of molten primary aluminum not conforming to the Molten Aluminum Specifications which were delivered by Seller during such Month and are retained by Buyer and not cast by Buyer, other than for reason of lack of available capacity, for the account of Seller and delivered to Seller in accordance with Sections 3.3 and 8.4 hereof.

                  3.3. SHORTFALL TO BE CAST. Subject to Buyer's available capacity to cast as provided in Section 8.1, Buyer shall cast for the account of Seller all molten primary aluminum not conforming to the Molten Aluminum Specifications which is delivered to Buyer by Seller during any Month.

                  3.4. REMEDIES EXCLUSIVE. Notwithstanding anything to the contrary set forth in this Agreement, during the term of this Agreement, the remedies for a quantity shortfall and a


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Quality Shortfall set forth in Sections 3.1 and 3.2, respectively, shall constitute Buyer's exclusive remedies therefor.

                  3.5. TITLE AND RISK OF LOSS. Seller shall deliver Molten Aluminum to Buyer hereunder in crucibles at the scale in the hot metal tunnel between the Reduction Plant and the Cast House (the "DELIVERY POINT"). Title and risk of loss to Molten Aluminum other than Excess Metal, (provided that the parties acknowledge that the Molten Aluminum and Excess Metal shall be commingled and Seller shall not remove any Excess Metal from the commingled inventory until it has been identified as Excess Metal) shall pass to Buyer at the Delivery Point. Deliveries shall be made from time to time as Molten Aluminum is tapped by Seller accordance with Seller's normal practices. If Seller substitutes Sows for Molten Aluminum pursuant to Section 2.5, the delivery of such Sows shall be at such location at the Facility as Seller and Buyer shall agree. Employees of Century WV shall retain control of the physical delivery of the Molten Aluminum beyond the Delivery Point into the Cast House. Neither Century WV nor any of such employees shall have any liability to Pechiney with respect to such activities, except to the extent that any damage to the property of Pechiney (including the Molten Aluminum) which may arise therefrom shall be caused by the gross negligence, recklessness or willful misconduct of any of such employees; provided that, without limiting the foregoing, repeated violations by employees of Century WV of procedures in place on the date hereof that have been notified to Century WV in writing by Pechiney shall be deemed gross negligence.

                  3.6. TAC. As soon as practical and in any event within twenty
(20) Months following the Effective Date, Seller shall install a TAC System or comparable equipment, and associated up-to-date skimming equipment, for use in the production of all molten primary



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aluminum. Such equipment shall be installed on Seller's property. The TAC System shall be operated by Seller.

                  3.7. OPERATION OF EQUIPMENT; DROSS. Until such time as Seller shall have installed a TAC System, upon delivery of Molten Aluminum Buyer shall skim bath and dross from each crucible and promptly return such bath and dross to Seller. Following installation of a TAC System, Seller shall operate the TAC System and skim bath and dross, prior to delivery of the Molten Aluminum. Bath and dross skimmed from each crucible shall at all times be and remain the exclusive property of Seller. Following installation of a TAC System, Buyer may sample and test the Molten Aluminum in accordance with Section 5.2 during the operation of the TAC System. Remaining bath and dross content shall be determined as specified in Exhibit C. The percentage of remaining bath and dross ("PCT") shall be deducted for invoicing purposes in accordance with Section 7.1.

     4. MOLTEN ALUMINUM WEIGHT.

                  The weight of Molten Aluminum delivered to Buyer hereunder shall be determined by Buyer using the scale in the hot metal tunnel at the Delivery Point. Not less frequently than monthly, Buyer will ensure that the scale is certified as a commercial scale in accordance with customary industry standards by an independent contractor mutually acceptable to Buyer and Seller, and Buyer will promptly furnish Seller with the resulting certifications and test results.

     5. MOLTEN ALUMINUM QUALITY.

                  5.1. SPECIFICATIONS. Seller warrants that all Molten Aluminum sold to Buyer hereunder shall meet the Molten Aluminum Specifications, and all Sows delivered to Buyer pursuant to Section 3.1(a) or 3.2(a) shall meet the Sow Specifications, in each case as such


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specifications may be adjusted or revised from time to time by written agreement of the parties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE MOLTEN ALUMINUM OR SOWS TO BE SOLD BY
SELLER TO BUYER HEREUNDER, AND SELLER HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

                  5.2. SAMPLING. Buyer shall sample and test the Molten Aluminum contained in each crucible delivered by Seller hereunder using a method mutually acceptable to the parties, and shall furnish the test results to Seller on a daily basis. Buyer shall label and retain all samples taken for a period of no less than thirty (30) days after delivery.

                  5.3. UMPIRES. If Buyer determines in accordance with Section
5.2 that molten primary aluminum delivered by Seller does not conform to the Molten Aluminum Specifications, or determines that sows delivered by Seller pursuant to Section 3 do not conform to the Sow Specifications, Buyer shall, no later than two (2) Business Days after delivery of the relevant molten primary aluminum or sows, deliver written notice of such failure to the Reduction Plant manager, with a copy to Seller, describing the failure in reasonable detail. If Seller disagrees with Buyer's determination that the molten primary aluminum or sows do not meet the Molten Aluminum Specifications or Sow Specifications, as the case may be, Seller shall have the right, exercisable by written notice delivered to Buyer within five (5) Business Days after receipt of Buyer's notice, to require an analysis of the relevant samples retained as provided for in Section 5.2 by an independent umpire (applying, for purposes of rounding off, the principles set forth in the "Standard Practice for Using Digits in Test Data to Determine Conformance with Specifications" of ASTME 29), mutually acceptable to the parties, whose determination shall be


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final and binding upon the parties. Without prejudice to any other remedies of
Buyer or Seller hereunder, if the molten primary aluminum or sows, as the case may be, are found by the independent umpire to be not within the Molten Aluminum Specifications or the Sow Specifications, as the case may be, then Seller shall pay for the costs of the umpire's analysis and the non-conforming quantity shall be excluded for purposes of determining compliance with the Monthly Quantity, and if the molten primary aluminum or sows, as the case may be are found to be within the Molten Aluminum Specifications or the Sow Specifications, as the case may be, then Buyer shall pay for the costs of the umpire's analysis and the conforming quantity shall be taken into account in determining compliance with the Monthly Quantity.

                  5.4. LIENS. Seller warrants that all Molten Aluminum and all Sows sold to Buyer hereunder shall be free from any lawful security interest or lien thereon.

           6. PRICE.

                  (a) The price for each Pound of Molten Aluminum sold by Seller to Buyer hereunder shall be the [Confidential Information filed separately with the SEC] price expressed in cents per Pound for P1020 aluminum as reported for the Month immediately preceding the Month of delivery by [Confidential Information filed separately with the SEC] ("MOLTEN ALUMINUM PRICE"), such Molten Aluminum Price being net of sales taxes (if any) payable with respect to such sale. The price may be subject to further adjustment as provided in Exhibit C hereto. The price for each Pound of Sows delivered by Seller to Buyer pursuant to Section 3.1(a) or 3.2(a) shall be the Molten Aluminum Price, [Confidential Information filed separately with the SEC] per Pound. If [Confidential Information filed separately with the SEC] ceases reporting the [Confidential Information filed separately with the SEC] price, Buyer and Seller will in good faith seek to determine a substitute publication or reference that most nearly


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approximates the price data reflected in [Confidential Information filed separately with the SEC]. Failing agreement within three (3) days after the date on which [Confidential Information filed separately with the SEC] ceased reporting, Buyer and Seller will within three (3) additional days each designate an independent expert and such independent experts will in good faith seek to determine such a substitute publication or reference. If such independent experts are unable to agree on such a substitute publication or reference within ten (10) Business Days, the determination of a substitute publication or reference price will be made by an arbitral panel appointed pursuant to the procedures set forth in Section 15.3(b), in which case the arbitrators appointed pursuant to such Section will be instructed to render their decision no later than four (4) months from the date on which the arbitration procedure was initiated. During any period in which no published price or other reference price has been agreed or determined, the interim price for each Pound of Molten Aluminum sold by Seller to Buyer hereunder shall be the sum of: (i) the average per Pound in Dollars of the [Confidential Information filed separately with the SEC] price for P1020 aluminum as published on [Confidential Information filed separately with the SEC] for the Month prior to the Month of delivery plus (ii) the amount per Pound in Dollars by which the last average [Confidential Information filed separately with the SEC] price per Pound used as a basis for pricing by the parties hereunder exceeded the average per Pound in Dollars of the [Confidential Information filed separately with the SEC] Price for the Month used to determine the last average [Confidential Information filed separately with the SEC] price per Pound less (iii) [Confidential Information filed separately with the SEC] per Pound. When the parties have agreed upon a substitute reference price or such price has been determined by independent experts or pursuant to Section 15.3, the parties will promptly make appropriate


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adjustments and payments in respect of Molten Aluminum for which an interim price applied pursuant to the immediately preceding sentence.

                 (b) Notwithstanding the foregoing, the price for the specified quantities of Molten Aluminum scheduled to be produced by Seller during the Months specified on Exhibit A hereto shall be as set forth on such Exhibit.

        7.  INVOICING AND PAYMENT.

                  7.1. INVOICING. Invoicing for Molten Aluminum sold hereunder during each Month shall be made according to the following formula:

                           (i)    Molten Aluminum weight determined as per
                                  Section 4 of this Agreement ("W")
                                  multiplied by (x) one (1) minus (-) Pct as per Section 3.7 of this Agreement multiplied by (x) the Molten Aluminum Price ("P"). Such formula can be summarized as follows:

                                                W x (1-Pct) x P

                                  minus

                           (ii) Casting Charge as defined in Section 8.2 for molten primary aluminum cast in sow form (Sows and/or sows not conforming to the Sow Specifications): the Casting Charge shall be equal to the weight of cast aluminum in sow form (Sows and/or sows not conforming to the Sow Specifications) multiplied by (x) [Confidential Information filed separately with the SEC].

                  7.2. PAYMENT.   Payment for all Molten Aluminum sold hereunder
during each Month (including Sows substituted by Seller pursuant to Section 3.1(a) and 3.2(a)) shall be due


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from Buyer to Seller not later than the fifteenth (15th) day of the Month immediately following the Month of delivery. Payment shall be made by wire transfer of immediately available Dollars to such bank account as Seller may designate from time to time by written notice to Buyer no later than five (5) Business Days prior to the applicable payment date.

        8.    EXCESS MOLTEN ALUMINUM.

                  8.1. BUYER'S OBLIGATION TO CAST. Unless Seller, in its sole discretion, chooses to develop its own casting capability, all Molten Aluminum in excess of the quantities purchased by Buyer hereunder and all other molten primary aluminum not conforming to the Molten Aluminum Specifications produced by Seller at the Reduction Plant during the term of the Agreement ("EXCESS METAL") shall be cast by Buyer into Sows or sows and delivered to Seller. Notwithstanding the foregoing and the obligations of Buyer under Section 9, whether or not Buyer exercises its option to reduce the quantities to be purchased hereunder in accordance with the provisions of Section 12.1, Buyer's obligation to cast Excess Metal into Sows and/or other sows for Seller shall be limited to the extent of Buyer's available capacity to cast such Sows and/or other sows at the Cast House at the time Seller produces the applicable molten primary aluminum; it being understood that (i) Buyer shall maintain the casting capacity existing as of the date hereof, and (ii) there shall be no obligation on Buyer to increase such casting capacity. Buyer shall not cast any form of primary aluminum at the Cast House for sale by Buyer to third parties unless Buyer has first cast all Excess Metal produced during such Month into Sows and/or other sows for the account of Seller.

                  8.2. CASTING CHARGE. Any Excess Metal cast by Buyer for Seller shall be subject to a casting charge (the "CASTING CHARGE"), payable by Seller to Buyer, of [Confidential Information filed separately with the SEC] of molten primary aluminum cast as Sows and/or


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

other sows cast and delivered to Seller, such Casting Charge being net of sales taxes (if any) payable with respect to such activity. If the Casting Charge is not offset against amounts owed in respect of Molten Aluminum as provided in
Section 7.1 for any reason whatsoever, then the Casting Charge for all Excess Metal cast for Seller during each Month which has not been so offset shall be paid by Seller to Buyer no later than fifteen (15) days after the end of such Month. Payment shall be made by wire transfer of immediately available Dollars to such bank account as Buyer may designate from time to time by written notice to Seller no later than five (5) Business Days prior to any payment date.

                  8.3. SOW WEIGHT. The weight of Sows and other sows cast for Seller from Excess Metal shall be determined by Buyer, in cold form, using the certified casting scale located in the M-1 bay in the Cast House or another commercially certified scale acceptable to the parties. Not less frequently than monthly, Buyer will ensure that such scale will be certified as a commercial scale in accordance with customary industry standards by an independent contractor mutually acceptable to Buyer and Seller, and Buyer will promptly furnish Seller with the resulting certifications and test results.

                  8.4. SOW DELIVERY. Unless otherwise agreed by the parties, all Sows and other sows cast by Buyer for the account of Seller during any Month shall be delivered to Seller to the extent practicable within one (1) day, and in no event more than five (5) days, after the end of such Month at the outside primary sow storage pad or such other delivery point as may be agreed from time to time (the "SOW DELIVERY POINT"). Buyer shall store such Sows and other sows at no charge to Seller, and Buyer shall exercise such care of Seller's Sows and other sows as Buyer would exercise if such Sows or other sows belonged to Buyer. All Sows and other sows stored for Seller hereunder shall be stored by Buyer as bailee, for the account of Seller, as bailor, and

Buyer shall have no ownership rights or interests in such Sows or other sows. Buyer agrees to comply with all reasonable requests of Seller from time to time to evidence Seller's ownership of the Sows and/or other sows, including without limitation, (i) physical segregation of the Sows and/or other sows from Buyer's property, (ii) conspicuous marking or posting to reflect Seller's ownership,
(iii) delivery of holding certificates, (iv) execution and delivery of UCC-1 financing statements to be filed for notice purposes, and (v) acknowledging Seller's ownership of such Sows and/or other sows in such documents and instruments as may from time to time be reasonably required by Seller.

                  8.5. LOADING AND REPORTING SERVICES. In further consideration for the Casting Charge, Buyer shall load Seller's Sows and/or other sows for shipment from the Facility in accordance with Seller's contracts for sale to its customers, prepare bills of lading and other shipping documents and furnish written reports to Seller in such detail and at such times as Buyer and Seller shall agree. Buyer shall maintain the Sow and other sow inventory records by grade employing Seller's existing metal grade system. Buyer shall continue Seller's existing practice of checking the weight of Sows and/or other sows by a second weighing on the main gate scales, and if the second weighing indicates a weight discrepancy of more than one percent (1%), Buyer shall reweigh any such Sows or other sows on the scale in the M-1 bay in the Cast House. The weight thus determined will be the basis for the weight shipped to Seller's customers and reported by Buyer to Seller's invoicing system.

        9. CARE OF SELLER'S PROPERTY.

                  The parties recognize that Buyer will have possession and use of Seller's property and equipment from time to time, including, without limitation, crucibles, sow molds, and other equipment. Buyer shall exercise such care of Seller's property and equipment as Buyer would exercise if such property and equipment belonged to Buyer. Buyer shall be liable to Seller for all repair and/or replacement costs for damage to Seller's property and equipment caused by acts or omissions of Buyer, including, without limitation, repair or replacement of crucibles damaged by freezing of Molten Aluminum contained therein. Buyer shall return all crucibles and other equipment to Seller in sufficient time so that production at the Reduction Plant is not delayed or interrupted due to lack of such equipment. Subject to
Section 10, Buyer shall indemnify and reimburse Seller for any damages, expenses and liabilities arising from Buyer's failure to timely return any such property and equipment to Seller; provided, however that Buyer shall be relieved of any liability for such damages, expenses and liabilities to the extent these arise out of Seller's failure to perform any of its obligations hereunder. Each of Seller and Buyer shall, in accordance with good industry practices, maintain, repair and/or replace all equipment that may, from time to time, be in possession of the other party.

        10.   LIMITATION OF LIABILITY.

                  Neither party shall be liable to the other for special, punitive or consequential damages (including but not limited to loss of profits and loss of production that could arise out of Buyer's actions under Section 9) resulting from breach of warranty, delay of performance or other default hereunder.

        11.   SETOFF.

                  Either Buyer or Seller may setoff amounts then due to the other hereunder against amounts then due to it from the other hereunder.

        12.   TERM; TERMINATION.

                  12.1. TERM. The initial term of this Agreement shall commence on the Effective Date and shall continue in effect until July 31, 2003. If Seller determines, in its sole discretion, that it will not extend or replace the Power Contract, Seller may terminate this Agreement upon not less than twelve (12) months prior written notice to Buyer, provided that the termination date specified in such notice shall not be earlier than July 31, 2003. If Seller extends or replaces the Power Contract or otherwise obtains electrical power through alternative sources, this Agreement shall automatically be extended until the earlier of
(A) the date of termination of the extended or replacement Power Contract (or the date on which the Reduction Plant will no longer be in operation for reason of lack of electricity supply) and (B) July 31, 2007. Buyer shall have the right, upon not less than twelve (12) months prior written notice to Seller, to reduce the Minimum Quantity and the Maximum Quantity by fifty percent (50%) each, for the then remaining term of this Agreement, provided that the effective date of reduction may not be earlier than July 31, 2003. If Buyer exercises its option to reduce the Minimum Quantity and Maximum Quantity, all other provisions of this Agreement shall remain in full force and effect. Notwithstanding the foregoing provisions of this Section 12.1, this Agreement may be terminated at any time pursuant to Section 12.2.

                  12.2. TERMINATION. Either Buyer or Seller (the "TERMINATING PARTY") may terminate this Agreement by notice to the other party or parties (the "NON-TERMINATING PARTY") after the occurrence of any of the following events:

                        12.2.1. A Non-Terminating Party in any material respect fails to perform or breaches any material provision of this Agreement on its part to be performed (other than any failure or breach excused under Section
13), and such failure or breach continues unremedied for a period of (i) in the case of an obligation to make payment, thirty (30) days, and (ii) in the case of any other material provision, ninety (90) days, after notice from the Terminating Party. Notwithstanding indemnity payments by Seller under Section 3.1(b) and Section 3.2(b), consistent material failure by Seller to comply with its obligations to deliver Molten Aluminum hereunder shall be deemed to be a breach by Seller under this Section 12.2.1.

                           12.2.2. A Non-Terminating Party:

                           (i) consents to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors;

                           (ii) files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization under any bankruptcy or insolvency law (as now or hereafter in effect) or any other now existing or future law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors
                                   (collectively, for purposes of this Section
                                   12.2, "BANKRUPTCY LAWS"); or

                           (iii) is a defendant in an action or proceeding under any bankruptcy law which action or proceeding is not withdrawn or dismissed within sixty (60) days after filing of the petition or other paper initiating such action or proceeding.

                           12.2.3. Any material provision of this Agreement
shall at any time for any reason cease to be legal, valid and binding on or enforceable against a Non-Terminating Party, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by a Non-Terminating Party, or the Non-Terminating Party shall deny that it has any further liability or obligation under this Agreement;

                        12.2.4. The Power Contract, or any extension thereof or replacement contract pursuant to which Seller purchases electrical power for use at the Reduction Plant, shall be terminated for any reason other than voluntary agreement of Seller or Seller's breach of such contract;

                        12.2.5. An event constituting Force Majeure which prevents the performance by a party (for purposes of this Section 12.2.5, a Force Majeure Party) of its obligations under this Agreement shall have continued for a continuous period in excess of six (6) consecutive months.

                  12.3. EFFECT OF TERMINATION. Termination of this Agreement for whatever reason shall not affect Seller's warranty obligations under Section 5, Buyer's warranty obligations under Section 8.4, the indemnification obligations under this Agreement, or any other duties of either party which by their nature are to be performed after termination of this Agreement or which were due to be performed or accrued as of the date of termination. Nothing in this Section 12.3 shall limit any remedies which are expressly provided to Buyer in this Agreement for any breach by Seller of any covenant or agreement herein. The parties hereby acknowledge and agree that, upon a termination of the Agreement by Buyer, as Terminating Party, pursuant to Section 12.2.1, 12.2.2 or 12.2.3, in the event of a failure by Seller to fulfill its obligations to deliver Molten Aluminum, Buyer shall be entitled to liquidated damages equal to the product of (x) [Confidential Information filed separately with the SEC] and (y) the Minimum Quantity, per Month, for each Month during the period commencing with the date of termination and expiring on (i) the date of termination of the initial term of this Agreement as set forth in the first sentence of Section 12.1 or (ii) if this Agreement has been extended as provided for in the third sentence of
Section 12.1, the date to which the term is extended as so provided in such third sentence.

        13. FORCE MAJEURE.

                  13.1. FORCE MAJEURE EVENTS. Except to the extent caused by the negligence, recklessness or willful misconduct of the party asserting Force Majeure, the following shall constitute "FORCE MAJEURE" for purposes of this
Agreement:

                        (i) an act of God or the public enemy, fire, explosion, lightning, perils of the sea, flood, drought, war, riot, sabotage or embargo;

                        (ii) interruption of or delay in transportation, interruption of electrical power supply (including due to exercise by the applicable power company of its contractual rights to interrupt power supply), inadequacy or shortage or failure of supply of raw materials, breakdowns of key equipment at the Reduction Plant or the Fabrication Plant, and labor disputes from whatever cause arising and whether or not the demands of the employees involved are reasonable and within the affected party's power to concede;

                        (iii)    compliance with any order, action,
                                 injunction, decree, law or regulation of any Regulatory Authority or with any other Applicable Laws;

                        (iv)     without limiting the foregoing, any
                                 circumstances of like or different
                                 character beyond the reasonable control of the affected party; or

                        (v)      a Force Majeure affecting the other party.

                  13.2. EFFECT OF FORCE MAJEURE. If a party is prevented from, or delayed in, performing any obligation on its part under this Agreement by reason of Force Majeure, the party so affected (the "FORCE MAJEURE PARTY"), upon prompt written notice to the other party (the "RECEIVING PARTY") shall be excused from making or taking such delivery to the extent and for the duration of the period that the same is prevented or delayed and, at the sole option of the Receiving Party exercised by notice to the Force Majeure Party, the total quantity of Molten Aluminum (or substitute Sows) to be sold and purchased hereunder or the total quantity of Sows to be converted by Buyer for Seller hereunder, as the case may be, at such time shall be reduced by the quantity so affected. If the Force Majeure affects the Fabrication Plant but not the Cast House, Buyer shall continue, to the extent reasonably feasible and subject to Buyer's available casting capacity, to cast molten primary aluminum for the account of Seller pursuant to Section 8.1.

                  13.3. NOTICE; EFFORTS TO REMEDY. If a party's performance is affected, or may be affected, by Force Majeure, that party shall give notice thereof to the other party as soon as practicable after the occurrence of such Force Majeure, which notice shall include, insofar as known, a statement of the probable extent to which the affected party will be unable to perform or will be delayed in performing its obligations hereunder. Each party shall exercise due diligence to eliminate or remedy any such Force Majeure and to prevent the same from unnecessarily delaying and interrupting its performance hereunder, and shall give the other party prompt written notice when such Force Majeure causes shall have been eliminated or remedied.

                  13.4. MONTHLY QUANTITY REDUCTION. Any quantity of primary aluminum purchased by Buyer from third parties as a substitute for Molten Aluminum and/or Sows not delivered by Seller during an event of Force Majeure shall be deducted from the relevant Monthly Quantity that otherwise would have been required to be delivered by Seller to Buyer during the period of a Force Majeure.

        14. ASSIGNMENT; MERGER.

                  14.1. ASSIGNMENT. Seller may assign this Agreement or any of its rights hereunder to one or more of its secured lenders as collateral. Either Buyer or Seller may assign this Agreement to any Affiliate of such party for so long as the assignee remains an Affiliate of such party and provided that such party shall remain liable for all obligations of the assignee hereunder. The parties agree that, (i) in the case of a direct or indirect sale of substantially all the assets of the Reduction Plant to a non-Affiliate of Seller, Seller shall assign all its rights and obligations hereunder to the purchaser of such assets and the purchaser shall assume all such rights and obligations and Seller shall have no further rights or obligations hereunder, and (ii) in the case of a direct or indirect sale of substantially all the assets of the Fabrication Plant to a non-Affiliate of Buyer, Buyer shall assign all of its rights and obligations hereunder to the purchaser of such assets and the purchaser shall assume all such rights and obligations and Buyer shall have no further rights or obligations hereunder. Except for the foregoing permitted assignments, neither party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                  14.2. MERGER. In the event of a merger between either party hereto and a third party, the party hereto entering into such merger shall cause the surviving party (if other than the party hereto) of such merger to assume all the rights and obligations hereunder of the party hereto entering into such merger.

        15. MISCELLANEOUS PROVISIONS.

                  15.1. ENTIRE AGREEMENT; AMENDMENT. This Agreement (including its Exhibits) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior expressions of intent or understandings with respect to such subject matter. This Agreement may only be amended, modified, supplemented, released, discharged or abandoned by an instrument in writing signed by a duly authorized officer of each of the parties.

                  15.2. WAIVER. The failure or delay of either party to require performance by the other of any provisions of this Agreement shall not affect such party's right to require performance of that provision unless and until performance has been waived in writing.

                  15.3. GOVERNING LAW; DISPUTES. (a) This Agreement shall in all respects be governed by, and construed in accordance in accordance with, the laws of the State of New York without application of the principles of conflicts of laws of such state.

                  (b) All disputes arising in connection with this Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerceby a panel of three (3) arbitrators appointed in accordance with such rules, and any award or decision rendered by such arbitral panel shall be final and binding on the parties and nonappealable. The arbitration shall take place in New York, New York.

                  The parties submit to the jurisdiction of any court in the United States having jurisdiction over a party or such party's assets for the purposes of granting interim or conservatory measures prior to the constitution of the arbitral tribunal in any dispute arising hereunder. After such consitution of the arbitral tribunal, applications for interim or conservatory measures must be made to the arbitral tribunal, to the exclusion of any court or other judicial authority.

                  (c) Prior to submission to arbitration, Buyer and Seller shall first attempt to resolve any dispute hereunder informally at the lowest possible level of authority. If Buyer and Seller fail to promptly agree through such normal channels and procedures, then Buyer and

Seller each shall designate an authorized representative from senior management who does not devote substantially all of his or her time to performance under this Agreement and whose task it will be to meet and negotiate in good faith for the purpose of resolving the dispute. If the authorized representatives of Buyer and Seller cannot resolve the dispute within twenty (20) days after the initial request to negotiate, either Buyer or Seller may require that the dispute be finally resolved by arbitration as provided above.

                  15.4. TAXES. Buyer shall bear all sales taxes (if any) on Molten Aluminum sold to Buyer hereunder (including Sows substituted by Seller pursuant to Section 3.1(a) or 3.2(a)) now imposed or hereafter becoming effective during the term of this Agreement. Seller shall bear all sales taxes (if any) in respect of casting work done for Seller by Buyer hereunder now imposed or hereafter becoming effective during the term of this Agreement. Each of Seller and Buyer shall accept from the other a West Virginia direct pay permit in lieu of collecting sales taxes from such other party. Neither Buyer nor Seller shall be liable for any other governmental taxes, duties, charges or imposts, including, without limiting the generality of the foregoing, any federal, state or local taxes on corporate income incurred by the other party with respect to payment from Buyer or Seller, as the case may be.

                  15.5. INDEPENDENT CONTRACTORS. Each party's duties and performance under this Agreement shall be those of an independent contractor, and nothing in this Agreement shall be deemed to make either party a partner, joint venturer or otherwise liable for the performance of the other party's obligations under this Agreement or otherwise. Without limiting the generality of the foregoing:

                        15.5.1. Subject to Section 13, each of the parties shall provide, at its own cost and risk, the requisite electrical power and materials, and all requisite labor, to (i) produce

Molten Aluminum sold under this Agreement in the case of Seller, and (ii) to convert Molten Aluminum into Sows, in the case of Buyer;

                        15.5.2. Each party shall be solely responsible for its employee's compensation, benefits and well-being, and the functioning and maintenance of the Reduction Plant (in the case of Seller) and the Fabrication Plant (in the case of Buyer), in accordance with all Applicable Laws and any contractual arrangements which each party may have or hereafter enter into. Without limiting the foregoing, neither party shall have any responsibility for salaries or wages payable to employees of the other party or any withholding with respect to such salaries or wages, for any claims by employees of the other party for workers' compensation, for any acts or negligence of employees or agents of the other party, or for any acts or negligence of the other party (including, without limitation, disposal of all residue, slag, dross, bath and process by-products); and

                        15.5.3. Each party shall be exclusively responsible for, and hereby covenants that it will comply with, all Applicable Laws relating to its ownership or other interest in, or operation of, (i) the Fabrication Plant in the case of Buyer, and (ii) the Reduction Plant in the case of the Seller, including, without limitation, disposal of all residue, slag, dross, bath and process by-products by the applicable party.

                  15.6. INDEMNITY BY SELLER. Subject to the provisions of
Section 5.1 and Section 10 hereof, Seller shall indemnify Buyer, its successors and assigns, and its shareholders, directors, officers, employees, agents and customers (collectively, the "PECHINEY INDEMNITEES"), against, and agrees to protect, save and keep harmless each Pechiney Indemnitee from, any and all liabilities, obligations, losses, damages, claims (including without limitation claims based on warranty, breach of contract, negligence or strict liability in tort), penalties,
actions, suits, costs, expenses and disbursements (including without limitation legal fees and expenses) of whatsoever kind and nature, imposed on, incurred by or asserted against any Pechiney Indemnitee by any third party to the extent that any such third party claim relates to or arises out of a breach by Seller of its obligations under this Agreement.

                  15.7. INDEMNITY BY BUYER. Subject to Section 10 hereof, Buyer shall indemnify Seller, its successors and assigns and its shareholders, directors, officers, employees, agents and customers (collectively, the "CENTURY INDEMNITEES"), against, and agrees to protect, save and keep harmless each Century Indemnitee from, any and all liabilities, obligations, losses, damages, claims (including without limitation claims based on warranty, breach of contract, negligence or strict liability in tort), penalties, actions, suits, costs, expenses and disbursements (including without limitation legal fees and expenses) of whatsoever kind and nature, imposed on, incurred by or asserted against any Century Indemnitee by any third party to the extent that any such third party claim relates to or arises out of a breach by Buyer of its obligations under this Agreement.

                  15.8. PROCEDURES FOR INDEMNIFICATION. If any action, suit or proceeding shall be commenced against an indemnified party or parties by a third party, or any claim, demand or assessment shall be asserted against an indemnified party or parties by a third party, in each case resulting from or arising out of the circumstances described above, which may result in liability with respect to which the indemnified party or parties intends to seek indemnification pursuant to Sections 15.6 or 15.7, the party from whom indemnification is sought shall be notified as soon as practicable and shall have the right to assume the entire control of the conduct, defense, compromise and settlement thereof, at their own expense, including employment of counsel, and, in connection therewith, each indemnified party shall cooperate fully in such defense and make available to the indemnifying party (at the indemnifying party's own expense) all relevant information under its control; provided that nothing herein shall authorize an indemnifying party to assume the conduct, defense, compromise or settlement of any matter involving a criminal proceeding or to agree on behalf of any indemnified party to any non-monetary compromise or settlement

                  15.9. CONFIDENTIALITY. Except as required by Applicable Law, neither party shall use or disclose to others at any time, except as is necessary to its performance hereunder, any information regarding the other party's plans, programs, plants, process, products, prices, costs, equipment, operations, customers or the like. Each party shall restrict the knowledge of all such information to as few as possible of its employees and, upon request of the other party hereto, shall deliver to such other party secrecy agreements executed by such employees in form and substance reasonably satisfactory to such other party.

                  15.10. NOTICES.

                         15.10.1. Any and all notices, demands or other
communications (collectively, "NOTICES") required or permitted to be given by either party to the other party under this Agreement shall be in writing and shall be delivered by hand to the recipient party at that party's address set forth below (other than (i) a Buyer's Notice pursuant to Section 3.1(a) or a Buyer's Quality Shortfall Notice pursuant to Section 3.2(a), which shall be delivered by hand or by telephonic facsimile transmission confirmed by telephone to Seller's Reduction Plant manager, or (ii) a Seller's Notice pursuant to
Section 3.1(a) or a Seller's Quality Shortfall Notice pursuant to Section 3.2(a), which shall be delivered by hand or by telephonic facsimile transmission confirmed by telephone to Buyer's Fabrication Plant manager), or sent by postage prepaid certified mail (return receipt requested) or by telephonic facsimile transmission, to the recipient party's address or facsimile number set forth below, and shall be effective on the date the hand delivery or telephonic facsimile transmission is received by the other party or, in the case of a Notice by mail, five days after deposit in the mail. Any Notice given by telephonic facsimile transmission shall be confirmed by postage prepaid certified mail (return receipt requested). Notices shall be sent:

If to Seller:

Century Aluminum of West Virginia, Inc.
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Attention: President
Facsimile No.: (831) 642-9082

with a copy to:

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA  93940
Attention:  General Counsel
Facsimile No.:  (831) 642-9328

If to Buyer:

Pechiney Rolled Products, LLC
8770 West Bryn Mawr Avenue
Chicago, IL 60631-3542
Attention:  Eileen Burns Lerum
Facsimile No.:  (773) 399-3527

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Attention:      David W. Heleniak, Esq.
                Alfred J. Ross, Jr., Esq.
Facsimile No.:  (212) 848-7179

                         15.10.2. Any change in a party's address or telex or
facsimile transmission number for the purposes of notice under this Section
15.10 shall be communicated to the other parties in the manner set forth in this Section 15.10 for providing notice.

                  15.11. ILLEGALITY; SEVERABILITY.

                         15.11.1. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                         15.11.2. If any provision of this Agreement is
prohibited or unenforceable in any jurisdiction, any such prohibition or non-enforceability shall not by that fact alone render such provision invalid or unenforceable in any other jurisdiction.

                         15.11.3. To the extent permitted by Applicable Law,
each of Seller and Buyer hereby waives any provisions of any Applicable Law which render any provision of this Agreement prohibited or unenforceable in any respect.

                  15.12. NO BROKERS. Each of Seller and Buyer warrants that neither it nor any of its Affiliates has engaged any broker or finder with respect to the transactions under this Agreement, and each agrees to indemnify the other against, and agrees to protect the other from, any and all liabilities, obligations, losses, damages, claims, penalties and disbursements

(including without limitation legal fees and expenses) of whatsoever kind and nature arising out of any breach by the indemnifying party of the foregoing warranty or incurred by the other with respect to or resulting from any claims of any broker or finder engaged by the indemnifying party or any of its Affiliates.

                  15.13. HEADINGS. Headings used in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the scope or interpretation of any provision.

                  15.14. COUNTERPARTS. This Agreement may be signed in any number of counterparts, and any single counterparts or a set of counterparts signed, in either case, by all the parties hereto shall constitute a full an original agreement for all purposes.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

                                      CENTURY ALUMINUM OF WEST VIRGINIA, INC.

                                      By           /s/  Gerald J. Kitchen
                                         --------------------------------------
                                      Name:        Gerald J. Kitchen
                                           ------------------------------------
                                      Title:       Vice President
                                            -----------------------------------


                                      PECHINEY ROLLED PRODUCTS, LLC


                                      By        /s/  Thomas Sliker
                                         --------------------------------------
                                      Name:     Thomas Sliker
                                           ------------------------------------
                                      Title:    Vice President and Treasurer
                                            -----------------------------------

                                                                     EXHIBIT A


                  1.       SEPTEMBER MONTHLY DECLARATION (2.4)

                           The Monthly Quantity for September 1999 has been
fixed at [Confidential Information filed separately with the SEC] Lbs.

                  2.       OCTOBER MONTHLY DECLARATION

                           Notwithstanding the provisions of Section 2.3, Buyer
shall deliver to Seller the October Monthly Declaration within 15 days after the Closing Date (as defined in the Stock and Asset Purchase Agreement dated as of July 26, 1999 among Century Aluminum Company, Seller and Buyer).

                                                                      EXHIBIT B

                  Notwithstanding the provisions of Section 2.2, Buyer shall deliver to Seller the Quarterly Forecast for the calendar quarter ending December 31, 1999 within 15 days after the Closing Date.

                                                                      EXHIBIT C

                         MOLTEN ALUMINUM SPECIFICATIONS

1. All Molten Aluminum sold by Seller to Buyer hereunder shall be unalloyed molten primary aluminum produced at the Reduction Plant, and having for each Month an average composition (such average for a Month shall be the weighted average of the analysis of each crucible delivered during the Month) in compliance with P1020A specifications as published by the Aluminum Association, subject to a Gallium content not in excess of 0.08% and a Vanadium content not in excess of 0.05%, and subject to the further provision below:

                  Sodium - maximum Sodium daily average not more than 40 parts per million; provided, that before installation and operation of the TAC System or comparable equipment as stipulated in Section 3.6 of this Agreement, the acceptable maximum Sodium monthly average shall be 80 parts per million.

2.       IRON CONTENT.

(a) The quantity of High Iron Aluminum contained in the Molten Aluminum delivered hereunder in any Month shall not exceed 2% thereof.

         Buyer shall cast all High Iron Aluminum delivered in any Month in excess of the percentage specified above for the account of Buyer pursuant to Section 8.1.

(b) The quantity of P4050 contained in the Molten Aluminum delivered hereunder in any Month shall not exceed 12% thereof.

         Buyer shall cast all P4050 delivered in any Month in excess of the percentage specified above for the account of Buyer pursuant to
         Section 8.1.

The average composition of the Molten Aluminum delivered for each Month determined for purposes of Section 1 of this Exhibit C shall include the High Iron Aluminum and P4050 delivered during such Month up to the percentage thresholds set forth in subsections (a) and (b), respectively, of this
Section 2.

3.       CRUCIBLE DELIVERIES

Temperature of Molten Aluminum delivered to the scales in the hot metal tunnel shall be equal to or greater than 900(Degrees)C.

The average weight of the crucibles calculated on a calendar week basis will be approximately 7,500 pounds, but may range as low as 5,000 pounds. In no event will a crucible be overfilled (closer than six inches to the top).

It is understood that Molten Aluminum, even after skimming at the Cast House tunnel scale, may contain some drosses and electrolytic bath. In order to reduce Sodium and such content of drosses and electrolytic bath, Seller shall purchase, install and operate TAC System and associated skimming equipment as per Section 3.6 hereof. The remaining quantity of drosses and electrolytic bath will be determined every Month by difference of weight between the sows cast for Seller during the given Month and the molten primary aluminum used for this purpose and shall be expressed as a percentage of the molten primary aluminum ("Pct"). The Pct shall be used for the given Month as Pct in the invoicing formula as per Section 7.1(i) hereof.

4.       QUALITY

If Seller foresees any change in raw material (alumina, coke, pitch, cast iron, cryolite, bath) Seller will inform the Buyer by written notice as soon as practical, typically at least 30 days prior notice except in the case of emergencies, in which case Seller shall give notice as soon as practical in light of the emergency. In the case of a significant change, Seller and Buyer may agree to conduct a trial, processing a trial amount of material to ensure the material so changed will not result in molten primary aluminum or sows, as the case may be, not meeting the Molten Aluminum Specifications or Sow Specifications, as the case may be. If it is demonstrated by Buyer that the raw material change being evaluated causes a material adverse impact on its processing, despite the fact that the molten primary aluminum or sows, as the case may be, comply with the Molten Aluminum Specifications or the Sow Specifications, as the case may be, Seller will discontinue use of that raw material, provided reasonable alternatives exist.

Seller will keep track of all significant process parameters for a period of five years.

Seller will develop and keep an up-to-date quality survey plan, which will be discussed with Buyer. Buyer and Seller will put together a "customer/supplier" committee whose purposes will be to foster positive customer/supplier communications, provide an environment for continuous improvement in both areas, and who will perform process quality audits (to include reduction and sowing, and other related process steps). It is understood that such quality audits may be restricted from certain areas or items due to confidentiality issues.

5.       WEEKLY AND MONTHLY REPORTS

To monitor quality and to provide a basis for adjustments to the price according to the provisions of this Exhibit C, Buyer will prepare and deliver to Seller weekly and monthly reports showing:

Quantity of Molten Aluminum delivered by Seller.
Percentage of drosses and electrolytic bath in Molten Aluminum.
Weekly average analysis of molten primary aluminum composition.
Average composition of Molten Aluminum and basis for any rebates related to average composition.


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



Distribution of composition by grade, depicting percentage of purchased Molten
     Aluminum meeting the P4050 specifications and purchased Molten Aluminum with an iron content exceeding the P4050 specifications.

-    Quantity of molten primary aluminum poured as sow.

Quantity of Sows and sows poured - to be weighed on certified scales (such scales are currently available in the Cast House).

Average analysis of Sows.

Individual analysis of heats (one heat equals one crucible, which may produce up to five or six Sows).

Distribution of trace elements by grade of Molten Aluminum (e.g. P1020A, P1020B, P1020C and P1020D) depicting the percentage of Molten Aluminum by grade and the basis for any castings of offgrade Molten Aluminum pursuant to this Exhibit C.

Any other relevant information as may be agreed by the parties.

6.       RELATED MATTERS

Buyer and Seller agree to develop further procedures for the handling of Molten Aluminum, treatment of mobile equipment, Sow molds, crucibles, and other such procedures as may be necessary to operate efficiently and cooperatively under this Agreement.


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


                                                                     EXHIBIT D

                               SOW SPECIFICATIONS

         COMPOSITION SPECIFICATIONS: All Sows cast by Buyer for Seller in any Month hereunder shall be unalloyed primary aluminum having for each Month an average composition in compliance with P1020A specifications as published by the Aluminum Associations, subject to a Gallium content not in excess of 0.08% and a Vanadium content not in excess of 0.05% (the "SOW SPECIFICATIONS"), subject to the further provisions below.

         All sows (other than Sows) cast by Buyer for Seller shall be unalloyed primary aluminum having for each Month the same average specifications as the molten primary aluminum (other than Molten Aluminum) delivered by Seller to Buyer during such Month.

         WEIGHT AND SHAPE: Sows and sows weighing the nominal standard weight of 1,500 Pounds each, in Seller's molds and marked in accordance with P1020A specifications.

OTHER QUALITY REQUIREMENTS:

         1. Each Sow and each sow shall be skimmed and poured so that the surface is free of surface and/or entrained salts, excessive skim, surface contamination, corrosion, or seams and folds caused by multiple pours.

         2. Buyer shall cast Sows and/or sows for Seller with the same care and to the same standards it uses in casting sows for its own use.

         3. Each Sow and sow shall clearly display the heat number on its side.

         4. Every shipment shall be accompanied by chemical analysis for each heat. Each shipment shall be accompanied with a sample button for each heat.

         5. Each Sow and sow shall be poured level so it can be stacked properly.

         6. There will be no excessive splashing on the sides of Sows or sows.


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